UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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PAXAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Dear Fellow Shareholders:
We invite each of you to attend Paxar Corporation’s Annual Meeting of Shareholders on Thursday, May 4, 2006, at 9:30 a.m. at the Grand Hyatt New York, Park Avenue at Grand Central Terminal, New York, New York 10017. We are also providing you with copies of our 2005 Annual Report and the 2006 Proxy Statement attached to this letter.
The formal matters to be presented at the Annual Meeting are described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. Even if you plan to attend the Annual Meeting in person, we request that you vote as soon as possible by completing the enclosed proxy card, signing and dating the card, and then mailing it in the enclosed envelope. Alternatively, you may vote over the Internet or by phone, pursuant to the instructions included with your proxy card.
Your vote is very important to us. We appreciate your continued support.
If you will need special assistance to attend the meeting, please contact Paxar’s Secretary at the address above.
Very truly yours,

Arthur Hershaft Chairman of the Board	Robert P. van der Merwe Chief Executive Officer
April 10, 2006
Your vote is important.
Please sign, date and return the enclosed proxy card
or cast your vote over the internet or by phone
per the instructions included with your Proxy Card.

Paxar Corporation
NOTICE OF ANNUAL MEETING
May 4, 2006, 9:30 a.m.
Grand Hyatt Hotel
Park Avenue at Grand Central Terminal
New York, New York 10017
To the Shareholders of Paxar Corporation:
We will hold the Annual Meeting of Shareholders of Paxar Corporation, a New York corporation, at the time and place indicated above. The items of business to be placed before the Meeting are:

1.	To re-elect seven Directors to serve for two-year terms;

2.	To approve Paxar’s 2006 Incentive Compensation Plan, as required by Section 162 (m) of the Internal Revenue Code for performance-based compensation; and

3.	To transact any other business as may properly come before the Meeting.
The election of Directors and the approval of the 2006 Incentive Compensation Plan are more fully described in the following pages. You must be a shareholder of record at the close of business on March 31, 2006 to be entitled to notice of the 2006 Annual Meeting and to vote at the 2006 Annual Meeting.

By Order of the Board of Directors,

Robert S. Stone, Vice President and Secretary
White Plains, New York
April 10, 2006
YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the 2006 Annual Meeting, please promptly complete, sign and date your enclosed proxy card, which is solicited by the Board of Directors, and return it in the enclosed envelope, or vote electronically or by phone in accordance with the instructions included with your proxy card. You may revoke your proxy at any time before it is voted for you at the Annual Meeting. If you execute a proxy or vote via the Internet or by phone, you may still attend the 2006 Annual Meeting, revoke your proxy vote and vote in person.

TABLE OF CONTENTS

Information About the Annual Meeting
Information About Attending the Annual Meeting	1
Information About this Proxy Statement	1
Information About Voting	1
Information About Votes Necessary for Action to Be Taken	2
Actions to be Taken at the Annual Meeting	3
PROPOSAL 1: RE-ELECTION OF SEVEN DIRECTORS FOR TWO-YEAR TERMS	3
Biographical Information about Directors	3
Biographical Information about Nominees	5
MEETINGS OF THE BOARD OF DIRECTORS AND INFORMATION REGARDING COMMITTEES	6
Meetings of the Board of Directors and Executive Sessions	6
Communications with the Board	6
Director Attendance at Annual Meeting	6
Compensation of Directors	9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	10
EXECUTIVE COMPENSATION	13
Option Grants in Last Fiscal Year	14
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values	15
Employment Contracts and Termination of Employment and Change of Control Arrangements	16
Compensation Committee Interlocks and Insider Participation	17
Report of the Executive Development and Compensation Committee of the Board of Directors on Executive Compensation	17
PERFORMANCE GRAPH	19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	20
INDEPENDENT ACCOUNTANTS	21
PROPOSAL 2: APPROVAL OF PAXAR’S 2006 INCENTIVE COMPENSATION PLAN	22
Section 16(a) Beneficial Ownership Reporting Compliance	24
Deadline for Receipt of Shareholder Proposals	24
Available Information	24
Appendix A — Paxar’s 2006 Incentive Compensation Plan	A-1

i

Paxar Corporation
105 Corporate Park Drive
White Plains, New York 10604
(914) 697-6800

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING
Information about Attending the Annual Meeting
Our 2006 Annual Meeting of Shareholders will be held on Thursday, May 4, 2006, at the Grand Hyatt New York, Park Avenue at Grand Central Terminal, New York, New York 10017, at 9:30 a.m. All shareholders of record at the close of business on March 31, 2006 may attend and vote at the Annual Meeting.
Information about this Proxy Statement
We are sending you this Proxy Statement and the enclosed Proxy Card because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission, which information is designed to assist you in voting your shares. We began mailing these proxy materials on April 10, 2006 to all shareholders of record at the close of business on March 31, 2006. We will bear the entire expense of soliciting these proxies by use of the mails. In addition to our solicitation by mail, certain of our officers and other employees may solicit proxies, without additional remuneration for such services, in person, or by phone, fax or e-mail.
Information about Voting
You can vote on matters coming before the Annual Meeting in person, by proxy using the enclosed proxy card, via the Internet, or by telephone in accordance with the instructions included with your proxy card. You may vote, or withhold authority to vote, for all, some or none of the nominees for Director. The Board of Directors anticipates that all of the nominees will be available to serve. You may vote for or against approval of Paxar’s 2006 Incentive Compensation Plan or abstain from voting.
You can vote by signing, dating and returning the proxy card or vote by phone or via the Internet. If you do so, the individuals named on the card will be your proxies, and they will vote your shares in the manner you indicate. If you do not indicate how to vote your shares, your proxies will vote your shares FOR the election of all management nominees for Director and FOR the approval of Paxar’s 2006 Incentive Compensation Plan.
The Board does not know of any other matters that may be brought before the Annual Meeting. If any other matter should come before the Annual Meeting or any of the nominees for Director is unable or declines to serve, your proxies will have discretionary authority to vote in accordance with their best judgment unless the proxy card is marked to the contrary.
If you want to vote in person, you may attend the Annual Meeting and cast your vote there. You may do this even if you have signed and returned the enclosed proxy card or voted by phone or via the Internet. In that case, any earlier proxy you may have submitted will be considered revoked. You may also revoke your proxy at any time before it is voted by sending a written notice of revocation to our Secretary,

Robert S. Stone. If, prior to the Annual Meeting, you wish to change a vote submitted by telephone or on the Internet, you may call the toll-free number or go to the Internet site, as applicable, and follow the instructions for changing your vote. If you want to vote at the Annual Meeting, but your shares are held in the name of a broker or other nominee, you should obtain a proxy from your nominee naming you as its proxy to vote the shares.
Information about Votes Necessary for
Action to be Taken
As of March 31, 2006, there were 40,877,110 shares of our common stock issued and outstanding. The common stock is the only outstanding class of securities entitled to vote. Each share has one vote. Only shareholders of record as of the close of business on March 31, 2006 will be entitled to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting for examination by any shareholder. The presence at the Annual Meeting of holders of at least a majority of the shares outstanding on March 31, 2006, either in person or by proxy, is necessary to constitute a quorum, which is required in order to conduct business at the Annual Meeting.
The following vote is required at the Annual Meeting:

•	A plurality of all the votes cast for Directors at the Annual Meeting will re-elect seven Directors for two-year terms.

•	A majority of the votes cast for Paxar’s 2006 Incentive Compensation Plan will constitute approval of said plan.
You may withhold authority to vote for any or all of the nominees for Director. You may abstain from voting on Paxar’s 2006 Incentive Compensation Plan. You may abstain from voting on any other matter that may come before the Annual Meeting. Proxies marked “abstain” and proxies marked to deny discretionary authority on any other matters that may come before the Annual Meeting will only be counted for the purpose of determining the presence of a quorum, and will have no effect on the outcome. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will not be included in the vote totals.

ACTIONS TO BE TAKEN AT THE ANNUAL MEETING
PROPOSAL 1. RE-ELECTION OF SEVEN DIRECTORS FOR TWO-YEAR TERMS.
The number of Directors on our Board has been set at 13. Our Board has determined that all of our Directors, except Robert van der Merwe, Arthur Hershaft, Victor Hershaft and Jack Becker, are independent under New York Stock Exchange Rules and have no relationship with the Company, other than being a Director and shareholder. In making its determination, the Board adhered to the specific tests for independence included in the New York Stock Exchange listing standards.
There are two classes of Directors, each of which is elected in alternate years for a two-year term and until their successors are duly elected and qualified. At this year’s Annual Meeting, seven persons, six incumbents who have previously been elected by Shareholders and one incumbent elected by the Board in April 2005, have been nominated for re-election to the Board.
Proxies not marked to the contrary will be voted “FOR” the election of the following seven persons:

Name	Age	Position with the Company	Director Since

Arthur Hershaft.	68	Chairman and Director	1961
Joyce F. Brown	59	Director	2001
Harvey L. Ganis	64	Director	2004
David L. Kolb	67	Director	2001
Thomas R. Loemker	75	Director	1987
James C. McGroddy	69	Director	1998
Robert P. van der Merwe	53	President & CEO and Director	2005

Arthur Hershaft has served as our Chairman of the Board since 1986. He also served as our Chief Executive Officer from 1980 through August 2001, resuming that position from May 2003 through April 2005. Mr. Hershaft is a member of the Board of Overseers of the Albert Einstein College of Medicine of Yeshiva University and is a member of its Budget and Finance Committee.

Joyce F. Brown, Ph.D., has been the President of the Fashion Institute of Technology (“FIT”), a specialized college of art and design, business and technology of the State University of New York, since 1998. Prior to her appointment at FIT, Dr. Brown served the City University of New York (“CUNY”) from 1968 in a variety of positions, most recently as Professor of Clinical Psychology at CUNY’s Graduate School and University Center, where she is now Professor Emerita. Among her roles at CUNY, Dr. Brown served as acting President of Bernard Baruch College and Vice Chancellor for Urban Affairs and Development. She was Deputy Mayor of the City of New York during the administration of Mayor David Dinkins. Dr. Brown serves on numerous public, education and corporate boards, including Polo Ralph Lauren Corp., United States Enrichment Corp., New York City Outward Bound, and the Women’s Committee of the Central Park Conservancy.

Harvey L. Ganis has been a financial consultant providing due diligence services to a New York based hedge fund since December 2002. From 1963 until his retirement in 1998, he was with Arthur Andersen LLP serving clients across a variety of industries, including serving Paxar as engagement and advisory partner. He became a partner of Arthur Andersen LLP in 1974.

David L. Kolb served as Chairman and Chief Executive Officer of Mohawk Industries, Inc., a major producer of ceramic tile, carpeting and rugs from December 1988 until January 1, 2001 and from 2001 until May 2004 as Chairman of Mohawk’s Board of Directors. He joined Mohasco Corporation, the predecessor of Mohawk Industries, in 1980 as President of its carpet division. Previously, Mr. Kolb spent 19 years with Allied Signal Corporation, last serving as Vice President and General Manager of the Home Furnishings Business area. Mr. Kolb serves on the Boards of Directors of Mohawk Industries, Inc., Chromcraft Revington Corporation and Aaron Rents, Inc. and the Board of Trustees for Oglethorpe University.

Thomas R. Loemker was Vice Chairman of our Board of Directors from September 1992 until September 1994. Mr. Loemker was also Chairman of the Board of Directors of Monarch Marking Systems, Inc., a manufacturer of labeling identification and tracking equipment and supplies, from 1995 to 1997, when he retired. The non-management Directors elected Mr. Loemker to be Lead Director on July 24, 2002. He continues to serve in that position.

James C. McGroddy, Ph.D., has been a self-employed consultant since 1997. Dr. McGroddy was employed by International Business Machines Corporation in various capacities from 1965 through December 1996, including seven years as Senior Vice President of Research. Dr. McGroddy is Chairman of the Board of MIQS, a Colorado-based healthcare information technology company, Chairman of the Board of Advanced Networks and Services, Inc., a member of the Board of Directors of Forth Dimension Displays Limited, and a Trustee of St. Joseph’s University in Philadelphia, Pennsylvania.

Robert P. van der Merwe was elected a Director and our President and Chief Executive Officer on April 26, 2005 at the Board of Directors meeting following last year’s Annual Stockholders Meeting. Prior to joining our company, Mr. van der Merwe had a 17-year career with Kimberly-Clark, most recently as Group President of Kimberly-Clark’s North Atlantic and global consumer tissue organization, an approximately $6 billion, 10,000-employee business located in over 40 countries. Previously, as Group President of Europe, Middle East and Africa, he led a $2.5 billion organization, operating in over 20 countries. Prior to his Kimberly-Clark career, Mr. van der Merwe also worked for Colgate-Palmolive and for Xerox.

Biographical Information about Nominees with Terms to Expire in 2007

Name	Age	Position with the Company	Director Since

Jack Becker	70	Director	1968
Leo Benatar	75	Director	1996
Victor Hershaft.	62	Director	1989
David E. McKinney	70	Director	1992
James R. Painter	61	Director	2003
Roger M. Widmann	66	Director	2004

Jack Becker is a practicing attorney in New York State and has been a principal of the law firm of Snow Becker Krauss P.C., our outside counsel, since 1977. We have retained that firm as our principal outside counsel for more than the past three years, and we expect to retain it in that capacity for the current fiscal year. Mr. Becker is a director of AFP Imaging Corporation.

Leo Benatar is Principal, Benatar & Associates, Consultants. Mr. Benatar was Chairman of the Board and Chief Executive Officer of Engraph, Inc. from 1981 to 1996. From 1992 to 1996, he was also a director and Senior Vice President of Sonoco Products, which acquired Engraph in 1992. Mr. Benatar is a member of the Board of Directors of Mohawk Industries, Inc., Interstate Bakeries Corporation, and Aaron Rents, Inc. He was chairman of the Federal Reserve Bank of Atlanta from 1993 until January 1996.

Victor Hershaft served as our Vice Chairman from December 1998 through his retirement on December 31, 2001. He then served as a Consultant to the company through December 31, 2003. Since 1989, he served in various executive capacities, including President of Apparel Identification. He is a member of the Board of Directors of the American Apparel and Footwear Association and Chairman of its Supplier and Resource Division. He is also on the Board of Directors of Westchester Community Services. Victor Hershaft and Arthur Hershaft are first cousins.

David E. McKinney was the President of the Metropolitan Museum of Art from February 1999 to February 2005. He is the Executive Secretary of the Thomas J. Watson Foundation and Director of the Thomas J. Watson Fellowship Program. Mr. McKinney was previously employed by International Business Machines Corporation in various capacities from 1956 until 1992, including Senior Vice President and a Member of the Corporate Management Board. Mr. McKinney is a member of the Board of Directors of Organization Resource Counselors, International Executive Service Corps, and the New York Philharmonic. Mr. McKinney is also a fellow of Brown University.

James R. Painter was the acting Chief Financial Officer of the Company from April 4, 2005 to July 13, 2005. Mr. Painter was Chairman of The 8th Summit LLC, a retail investment group, from October 2000 through August 2003. Prior to that position, from December 1996 to August 1999, he served as Chairman and CEO of Modern Woman, Inc., a women’s apparel retail company. His previous experience includes positions as Executive Vice President and Member of the Board of Directors of American Retail Group, Inc. and Senior Vice President, Finance of TW Services. Mr. Painter has also served as Chairman of the Board of Phelps Memorial Hospital Center, Sleepy Hollow, New York, and as a member of the National Policy Association, Washington, D.C.

Roger M. Widmann, a corporate finance advisor, was a principal of the investment banking firm Tanner & Co., Inc. and is a director of Standard Motor Products, Inc. and Cedar Shopping Centers, Inc. From 1986 to 1995, he was Senior Managing Director of Chemical Banking Corporation and previously was a founder and CEO of First Reserve Corporation. He also serves as a Director of Oxfam America and the New York Chapter of the March of Dimes and as a Senior Moderator for the Aspen Institute Executive Seminar.
MEETINGS OF THE BOARD OF DIRECTORS AND
INFORMATION REGARDING COMMITTEES
Meeting of the Board of Directors and Executive Sessions
The Board of Directors held five meetings in 2005. Each Director attended at least 75% of the total number of Board meetings and of the meetings of committees on which such Director served. The non-management Directors meet in executive sessions after each Board meeting and at such other times as they may determine. Thomas R. Loemker has been chosen by the non-management Directors to act as the Lead Director and preside at their meetings.
Communications with the Board
Shareholders wishing to communicate with the Board of Directors should write to: Thomas R. Loemker, Lead Director, Paxar Corporation, 105 Corporate Park Drive, White Plains, NY 10604. Communications may also be addressed to individual members of the Board at the same address. All such communications will be treated in confidence and forwarded to the addressee unopened.
Director Attendance at Annual Meeting
Our policy is that all Directors and nominees for election as Directors attend our Annual Shareholders’ Meeting. All of our Directors attended our 2005 Annual Shareholders’ Meeting. We expect all of our Directors to attend this year’s Annual Shareholders’ Meeting.
Board Committees
The Board of Directors has three standing committees: the Audit Committee, the Executive Development and Compensation Committee, and the Nominating and Corporate Governance Committee.
The Audit Committee
The members of the Audit Committee are James R. Painter (Chairman), Harvey L. Ganis, David L. Kolb and James C. McGroddy. Our Board has determined that all members of the Audit Committee are independent and that Messrs. Painter, Ganis and Kolb are audit committee financial experts under applicable SEC and New York Stock Exchange Regulations. The duties of the Audit Committee include the hiring and retaining of the Company’s independent auditors and internal auditors, both of which report to the Committee. The Committee reviews our Code of Business Ethics compliance program, as well as our environmental compliance program. The Committee also reviews, prior to publication, our quarterly earnings releases and our reports to the SEC on Forms 10-K and 10-Q. The Audit Committee held 10 meetings in 2005.
Report of the Audit Committee
The Audit Committee selects the Company’s independent auditors, approves the scope of the audit plan, and reviews and approves the fees of the independent auditors. The Audit Committee met regularly with Paxar’s independent auditors, Ernst & Young LLP (“E&Y”), during 2005, both with and without management present, to review the scope and results of the audit engagement, the system of internal controls and procedures, the effectiveness of procedures intended to prevent violations of laws and regulations, and the implementation of internal financial controls required by the Sarbanes-Oxley Act of 2002. In compliance with SEC rules regarding auditor independence, and in accordance with the Audit Committee Charter, as first adopted on July 31, 1998 and most recently amended November 1, 2005, we reviewed all services performed by E&Y for the Company in 2005, within and outside the scope of the quarterly and annual auditing function.
We also:

Reviewed the Company’s disclosures in the Management’s Discussion and Analysis sections and financial statements filed with the SEC;

Reviewed quarterly earnings releases prior to their publication;

Reviewed management’s program, schedule, progress and accomplishments for maintaining financial controls and procedures to assure compliance with Section 404 of the Sarbanes-Oxley Act of 2002;

Reviewed the audit, tax and audit-related services the Company had received from E&Y and determined that the providing of such services by E&Y was compatible with the preservation of their independent status as our independent auditor;

Reviewed and approved in advance all proposals and fees for performing any work, other than audit matters, by E&Y;

Maintained the reporting responsibility for the independent auditor and the internal audit functions;

Reviewed and revised the Committee’s Charter for compliance with newly enacted rules and regulations;

Reviewed the Internal Audit Charter, Budget Plan and staffing and compensation levels for the internal audit executive and staff;

Monitored the Company’s “whistleblower” program under which any complaints are forwarded directly to the Committee, to be reviewed in accordance with an established procedure for all such matters;

Reviewed the status of the Company’s environmental controls and compliance programs;

Reviewed the Company’s risk management programs; and

Monitored the certification programs for the Company’s Code of Business Ethics for Financial Executives, adopted in 2002, and the Code of Business Ethics for all employees, adopted in 1998.

We have reviewed and discussed the audited financial statements for 2005 with management and discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by SAS Nos. 89 and 90. Also, at our meeting on March 9, 2005, we received from E&Y the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1. E&Y’s letter dated March 9, 2005 and presented at our meeting on that date, states that E&Y acted as independent auditors with respect to the Company. We discussed E&Y’s independence with them. Based on the discussions referred to above, we recommended that the audited financial statements be included in Paxar’s Annual Report on Form 10-K for 2005 for filing with the SEC.
We have reviewed the Committee’s Charter, as last amended on November 1, 2005, and have determined that the Charter continues to meet applicable SEC and New York Stock Exchange standards. The Board of Directors has determined that the Audit Committee members are independent and have the expertise to serve on the Committee pursuant to all relevant criteria.

Signed:	James R. Painter, Chairman Harvey L. Ganis David L. Kolb James C. McGroddy
The Executive Development and Compensation Committee members are Leo Benatar (Chairman), James C. McGroddy, David E. McKinney and Roger M. Widmann, all of whom are independent directors under the New York Stock Exchange rules. The Committee’s mission includes executive development and succession planning as part of its Charter as well as the compensation of the Company’s executives. The Committee has responsibility for evaluating the performance of the Chief Executive Officer and, as part of the succession planning process, reviewing the CEO’s evaluation of the executives who report directly to the CEO. The Committee’s duties also include approving the compensation arrangements for the five highest-salaried executives, approving the Annual Incentive Plan, authorizing the issuance of stock awards, performance share units and other stock-based awards under the Paxar 2000 Long-Term Performance and Incentive Plan, and monitoring the compensation and incentive programs for all of our executives. The Committee held three meetings in 2005.
The Nominating and Corporate Governance Committee members are David L. Kolb (Chairman), Leo Benatar and Joyce F. Brown. The Board has determined that all members of the Committee are independent. The Committee closely follows the Corporate Accountability and Listing Standards promulgated by the New York Stock Exchange and the regulations issued pursuant to the Sarbanes-Oxley Act of 2002. These developments in the area of corporate governance require the Committee to regularly review its mission, the missions of the other standing committees of the Board, and the Company’s and the Board’s compliance with the SEC regulations issued to implement these requirements.
The Committee’s duties and responsibilities include recommending nominees to the Board of Directors in accordance with the Committee’s Charter and the Company’s Corporate Governance Guidelines, both of which are accessible at Paxar’s Web site, www.paxar.com, by clicking on Investor Relations, Corporate Governance, and Committee Structure. Members of the Committee regularly discuss potential candidates who would have an appreciation for the global structure of the Company’s operations and familiarity with the apparel and retail industries.
The Committee also reviews issues of public and social interest affecting the Company, advises the Board and management on corporate governance matters, reviews compensation for Directors, and evaluates and recommends measures for improving the effectiveness of the Board. The Committee will consider candidates recommended by shareholders who meet the criteria for Board membership established in the Corporate Governance Guidelines and the Committee’s Charter. Shareholders desiring to make such recommendations may do so by writing to the Secretary of the Company, giving the recommended candidate’s name, biographical data, and qualifications. The Nominating and Governance Committee held two meetings in 2005.
Compensation of Directors
Directors are paid an annual retainer of $25,000 plus $1,500 for attendance at each meeting of the Board of Directors, $1,000 for each Committee meeting, and $750 for participating in a Board or Committee meeting by telephone. Committee Chairmen receive an additional annual fee: $5,000 for Audit Committee Chair, $3,750 for Executive Development and Compensation Committee Chair, and $2,500 for Nominating and Corporate Governance Committee Chair. The Lead Director receives an additional annual stipend of $10,000. Due to the implementation of FAS 123(R) at the end of the first quarter of 2006, the Company has discontinued its past practice of granting 7,500 stock options to Directors, annually. Instead, the Company will issue grants in 2006 of 2,143 shares of restricted stock to each of the Directors other than Arthur Hershaft, Rob van der Merwe and Victor Hershaft. The shares will vest 12 months after the date of grant. Arthur Hershaft, Rob van der Merwe, Jack Becker and Victor Hershaft receive no fee for their services as Directors. The Company reimburses Directors for travel expenses incurred attending Board and Committee meetings pursuant to the Company’s practices for reimbursing comparable employee expenses.
Under our Deferred Compensation Plan for Directors, which was approved at our 1998 Annual Meeting, Directors who are not employees can defer receipt of their fees and have them credited to an account that is based on Units determined by reference to our common stock. If a Director elects to defer fees, we will credit the Director’s account with Units equal to that number of shares that the fees would have bought based on the closing price of our common stock on the previous day. The number of Units will increase with stock splits or stock dividends and upon payment of cash dividends; the number of Units will decrease with reverse stock splits and similar reorganizations. When a Director elects to receive payment for deferred fees, the Director will receive an amount equal to the number of Units multiplied by the closing price of our common stock on the day before the election. The Plan has been amended to conform to the applicable provisions of the American Jobs Creation Act of 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table indicates how many shares of common stock were beneficially owned, as of March 15, 2006, by (1) each person known by us to be the owner of more than 5% of the outstanding shares of common stock, (2) each Director, (3) our Chief Executive Officer and each of our other four most highly compensated officers and (4) all Directors and executive officers as a group. In general, “beneficial ownership” includes those shares a Director or executive officer has sole or shared power to vote or transfer (whether or not owned directly), and rights to acquire common stock through the exercise of stock options that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned on 40,863,110 shares outstanding on March 15, 2006. In calculating the Percentage of Outstanding Shares Owned in the column below, we added shares that may be acquired within 60 days both to the other shares that the person owns and to the number of shares outstanding. The address of each of the Directors and executive officers listed below is c/o Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604.

			Percentage of
	Amount and Nature of		Outstanding
Name and Address	Beneficial Ownership		Shares Owned

Arthur Hershaft.	2,468,356	(1)	5.98%
Robert van der Merwe	87,500	(2)	*
Jack Becker	170,199	(3)	*
Leo Benatar	77,631	(4)	*
Joyce F. Brown	34,500	(5)	*
Harvey L. Ganis	22,000	(6)	*
Victor Hershaft.	533,197	(7)	1.30%
David L. Kolb	39,500	(8)	*
Thomas R. Loemker	355,422	(9)	*
James C. McGroddy	56,500	(10)	*
David E. McKinney	97,565	(11)	*
James R. Painter	28,500	(12)	*
Roger M. Widmann	17,000	(13)	*
Paul Chu	92,502	(14)	*
James L. Martin	95,960	(15)	*
James Wrigley	61,306	(16)	*
All current directors and executive officers as a group (22 persons)	4,421,164	(17)	10.50%
Blum Capital Partners, L.P
909 Montgomery Street, Ste. 400
San Francisco, CA 94133	2,932,000	(18)	7.2%
Fiduciary Management, Inc.
100 East Wisconsin Avenue, Ste. 2200
Milwaukee, WI 53202	2,208,613	(19)	5.51%

*	Represents less than 1% of our outstanding common stock.

(1)	Includes 391,593 shares issuable upon the exercise of presently exercisable stock options. Does not include 160,000 shares issuable upon the exercise of stock options which are not presently exercisable.

(2)	Includes 75,000 restricted shares that have not vested and 12,500 shares issuable upon the exercise of presently exercisable stock options. Does not include 157,500 shares issuable upon the exercise of stock options which are not presently exercisable.

(3)	Includes 58,604 shares issuable upon the exercise of presently exercisable stock options. Also includes 75,072 shares owned of record by Mr. Becker’s wife and 6,250 shares held by a charitable foundation of which Mr. Becker is the president, all of which shares Mr. Becker disclaims beneficial ownership.

(4)	Includes 58,604 shares issuable upon the exercise of presently exercisable stock options. Also includes 2,140 shares owned of record by Mr. Benatar’s wife, of which shares Mr. Benatar disclaims beneficial ownership.

(5)	Includes 34,500 shares issuable upon the exercise of presently exercisable stock options.

(6)	Includes 17,000 shares issuable upon the exercise of presently exercisable stock options. Also includes 5,000 shares owned of record by Mr. Ganis’s wife, of which shares Mr. Ganis disclaims beneficial ownership.

(7)	Includes 125,001 shares issuable upon the exercise of presently exercisable stock options. Also includes 123,386 shares owned of record by Mr. Hershaft’s wife, of which shares Mr. Hershaft disclaims beneficial ownership.

(8)	Includes 34,500 shares issuable upon the exercise of presently exercisable stock options.

(9)	Includes 58,604 shares issuable upon the exercise of presently exercisable stock options. Also includes 138,011 shares owned of record by Mr. Loemker’s wife, of which shares Mr. Loemker disclaims beneficial ownership.

(10)	Includes 52,500 shares issuable upon the exercise of presently exercisable stock options.

(11)	Includes 58,604 shares issuable upon the exercise of presently exercisable stock options.

(12)	Includes 24,500 shares issuable upon the exercise of presently exercisable stock options.

(13)	Includes 17,000 shares issuable upon the exercise of presently exercisable stock options.

(14)	Includes 89,350 shares issuable upon the exercise of presently exercisable stock options. Does not include 55,850 shares issuable upon the exercise of stock options that are not presently exercisable.

(15)	Includes 18,504 shares issuable upon the exercise of presently exercisable stock options. Also includes 63,359 shares of record owned by Mr. Martin’s wife, of which shares Mr. Martin disclaims beneficial ownership. Does not include 52,100 shares issuable upon the exercise of stock options that are not presently exercisable.

(16)	Includes 61,250 shares issuable upon the exercise of presently exercisable stock options. Also includes 56 shares owned of record by Mr. Wrigley’s child, of which shares Mr. Wrigley disclaims beneficial ownership. Does not include 55,850 shares issuable upon the exercise of stock options that are not presently exercisable.

(17)	Includes 1,251,714 shares issuable upon the exercise of presently exercisable stock options.

(18)	Represents shares of common stock beneficially owned as of October 27, 2005, as indicated on Schedule 13D (Amendment No. 1) filed by Blum Capital Partners, L.P, Richard C. Blum & Associates, Inc., Blum Strategic GP III, L.L.C, Blum Strategic GP III, L.P. and Saddlepoint Partners GP, L.L.C., each of whom exercises shared voting and dispositive power with respect to all of these shares. The percentage of outstanding shares owned is based on the number of shares outstanding on August 9, 2005, and assumes no acquisition or disposition by any of the entities since October 27, 2005.

(19)	Represents shares of common stock beneficially owned as of December 31, 2005, as indicated on the report on Form 13G filed by Fidcuciary Management Inc. Fiduciary Management, Inc. exercises sole voting and dispositive power with respect to 2,197,863 of these shares and shared voting and dispositive power with respect to 10,750 of these shares. The percentage of outstanding shares owned is based on the number of shares outstanding on November 7, 2005 and assumes no acquisition or disposition by Fiduciary Management, Inc. since December 31, 2005.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the aggregate compensation that we paid to our Chief Executive Officer and our four other most highly compensated executive officers in 2005 (“the Named Executive Officers”) for services rendered during the last three fiscal years:

				Long-Term
				Compensation

	Annual Compensation			Securities
				Underlying	LTIP
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)(1)	Payouts($)(2)

Robert P. van der Merwe(3)	2005	$403,846	$500,000	130,000	—
President and CEO
Arthur Hershaft	2005	$610,000	$150,000	80,000	—
Chairman	2004	$567,600	$851,400	80,000	$280,195
	2003	$551,050	—	80,000	—
James Wrigley	2005	$344,160	$26,239	25,000	—
President, Europe, Middle	2004	$368,275	$225,000	25,000	$113,122
East, Africa	2003	$341,742	$61,404	25,000	—
Paul Chu	2005	$296,000	$158,556	25,000	—
President, Asia Pacific	2004	$283,920	$270,795	25,000	$71,354
	2003	$273,000	$142,226	25,000	—
James L. Martin	2005	$268,000	$182,138	25,000	—
President, Bar Code and Pricing	2004	$249,600	$227,562	20,000	$71,354
Solutions Group	2003	$240,000	$121,514	20,000	—

(1)	Represents stock options granted under our 1997 Incentive Stock Option Plan or our 2000 Long-Term Performance and Incentive Plan, and includes 50,000 options granted to Mr. van der Merwe upon commencing his employment with the Company.

(2)	Paid in 2005 and 2003 based on performance measurements established in January 2002 and January 2000 comparing the price of Paxar shares in relation to the S&P 600 Index for the period January 1, 2002 through December 31, 2004 and January 1, 2000 through December 31, 2002.

(3)	Mr. van der Merwe became employed as President and CEO April 25, 2005.

Option Grants in Last Fiscal Year
The following table provides information on stock options granted to the Named Executive Officers during the last fiscal year. We granted a total of 664,000 stock options to all of our employees in the year ended December 31, 2005.

Individual Grants					Potential Realizable Value
					at Assumed Annual Rates
	Number of	Percent of			of Stock Price
	Securities	Total Options			Appreciation for Option
	Underlying	Granted to	Exercise or		Term
	Options	Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/SH)	Date	5%	10%

Robert P. van der Merwe	50,000	7.53%	$17.36	4/25/2015	$545,881	$1,383,368
Arthur Hershaft	80,000	12.05%	$17.91	6/06/2015	$901,080	$2,283,514
James Wrigley	25,000	3.77%	$17.91	6/06/2015	$281,588	$713,598
Paul Chu	25,000	3.77%	$17.91	6/06/2015	$281,588	$713,598
James L. Martin	25,000	3.77%	$17.91	6/06/2015	$281,588	$713,598
Stock options granted under our 1997 Incentive Stock Option Plan and the 2000 Long-Term Performance and Incentive Plan provide for issuance of (a) incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, (b) non-qualified stock options, and (c) stock appreciation rights, which may be granted in tandem with non-qualified stock options. Options were granted in 2005 under the 2000 Plan, under which stock options may be granted to our officers and other key employees for a maximum term of 10 years and vest 25% per year beginning on the first anniversary of the date of grant. The price per share of an incentive stock option may not be less than the fair market value of our common stock on the date the option is granted. Only options granted up to a fair market value of $100,000 worth of common stock (the value being determined as of the date of the grant) exercisable for the first time during any calendar year can qualify as incentive stock options under the Internal Revenue Code.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
The following table shows the number and value of stock options that each of the Named Executive Officers exercised during the year ended December 31, 2005. It also shows the number of exercisable and unexercisable options each of those persons held at the end of 2005, as well as the amount he would have received had he exercised his options on December 30, 2005, the last day of the year on which the New York Stock Exchange was open. On that date, the last reported sales price of our common stock was $19.63.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised		In-the-Money
			Options/SARs		Options/SARs
	Shares		at FY-End(1)		at FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert P. van der Merwe	—	—	—	130,000	—	$251,100
Arthur Hershaft	5,089	$47,963	329,743	201,850	$2,319,880	$746,084
James Wrigley	20,000	$139,675	42,500	62,500	$184,525	$231,125
Paul Chu	7,500	$26,512	78,825	61,775	$552,384	$228,584
James L. Martin	78,906	$958,865	47,075	55,525	$262,698	$195,340

(1)	The figures have been adjusted for stock splits effectuated in the form of stock dividends issued subsequent to the date of grant of such options.
Equity Compensation Plan Information

Number of securities
remaining available for
	Number of securities	Weighted average	future issuance under
	to be issued upon	exercise price of	equity compensation
	exercise of	outstanding	plans (excluding
	outstanding options,	options, warrants	securities reflected in
	warrants and rights	and rights	column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders*	3,735,769	$14.1388	2,242,403

*	Does not include 508,837 shares available for issuance under the Paxar Employee Stock Purchase Plan. We do not have any equity compensation plans that have not been approved by security holders.

Employment Contracts and Termination of Employment and Change of Control Arrangements
Arthur Hershaft’s Employment Agreement
Term and Duties. On September 20, 2004, we entered into an Employment Agreement, effective October 1, 2004 (the “2004 Agreement”), with Arthur Hershaft, our Chairman of the Board and Chief Executive Officer. The 2004 Agreement supersedes Mr. Hershaft’s July 11, 2001 Employment Agreement (the “2001 Agreement”) with us.
Under the 2004 Agreement, Mr. Hershaft will continue to serve as our Chairman and Chief Executive Officer through December 31, 2006 (the “Agreed Retirement Date”). We may not terminate Mr. Hershaft’s employment without cause during the term of his employment. Our Board of Directors may appoint another person or persons to fill the positions of Chairman and Chief Executive Officer before December 31, 2006, upon 90 days’ prior written notice to Mr. Hershaft. If our Board appoints another person or persons to serve as Chairman and as Chief Executive Officer before December 31, 2006, the Board will establish an Executive Committee of the Board consisting of Mr. Hershaft, the Chairmen of the Board’s three standing committees, and the Lead Director of the Board. Mr. Hershaft will serve as Chairman of the Executive Committee and continue to be employed by the Registrant under the terms of the 2004 Agreement. Our Board and Mr. Hershaft have agreed that he will serve as part-time Advisor to the Board and the Chief Executive Officer in calendar year 2007 at an annual fee of $300,000.
Mr. Hershaft’s base compensation, which is presently $610,000, incentive compensation (75% of his base salary if 100% of the target criteria is achieved), and receipt of awards under the Registrant’s stock incentive plans continue under the 2004 Agreement.
All other material obligations and responsibilities set forth in the 2001 Agreement, including compensation, benefit and retirement provisions, restrictive covenants, and confidentiality agreements, remain essentially unchanged in the 2004 Agreement.
Supplemental Retirement Benefit. We have agreed to pay Mr. Hershaft a supplemental retirement benefit (“SRB”) upon termination of his employment equal to 60% of his “Final Average Compensation,” defined as the average of his highest three years’ compensation during the preceding seven full years prior to the date his employment terminates.
Upon his retirement, we will also provide Mr. Hershaft and his wife certain health insurance benefits, we will provide him with an administrative assistant and an office consistent with his position, duties and responsibilities, and his unvested stock options will immediately vest. We have also agreed to pay Mr. Hershaft’s spouse a retirement benefit, equal to 50% of his SRB, if he predeceases her. If there is a change of control of Paxar, Mr. Hershaft will have the right to require us to establish an irrevocable trust for the purpose of paying his SRB, and we will make an irrevocable contribution to the trust in an amount sufficient to pay the SRB to him and his spouse.
Termination of Employment. If we terminate Mr. Hershaft’s employment without cause or he terminates his employment for good reason before the Agreed Retirement Date, we will continue to pay Mr. Hershaft’s base salary until the Agreed Retirement Date and will pay him annual incentive compensation as if we had achieved 100% of our targets for each year. All of Mr. Hershaft’s unvested options will become vested, and we will begin to pay his SRB immediately after the Agreed Retirement Date.
If Mr. Hershaft’s employment terminates before the Agreed Retirement Date due to his voluntary retirement or his death or total disability,

we will begin to pay the SRB to him (or 50% of the SRB to his spouse in the case of his death), he will be entitled to receive his other retirement benefits upon termination of his employment, and his unvested stock options will immediately vest and be exercisable for the remainder of their term. If we terminate Mr. Hershaft’s employment for cause, we will begin to pay his SRB to him upon termination of his employment.
Change of Control. If, after a change of control, we (or our successor) terminate Mr. Hershaft’s employment without cause, or he terminates his employment for good reason, we will be required to pay him an additional lump sum termination payment. The payment will be equal to (1) 2.99 times the sum of his base salary plus incentive compensation payable at 100% of targets, minus (2) payments of his base salary and incentive compensation to be made for the balance of the term of this Agreement. In no event will we be required to pay more than $1.00 less than the amount that would trigger excise tax on a parachute payment under the Internal Revenue Code.
Restrictive Covenants. Mr. Hershaft has agreed that for five years after termination of his employment, he will not compete with us and will not solicit our customers or our employees. In addition, he has agreed not to disclose or use any of our proprietary information or make any disparaging comments about us without any time limitation.
Change of Control Employment Agreements On August 12, 1998, the Board of Directors approved entering into change of Control Employment Agreements with certain key executives. Upon his becoming employed on April 25, 2005, the Board of Directors approved entering into a Change of Control Employment Agreement with CEO Rob van der Merwe. We subsequently entered into such agreements with Anthony Colatrella, who became Senior Vice President and Chief Financial Officer in July 2005, and with Mr. Wrigley, Mr. Martin and other key executives. The agreement, identical for all covered executives, provides, pursuant to the Board’s August 12, 1998 authorization, that if there is a change of control of the Company, and we either terminate the executive’s employment without cause within three years after a change of control, or if the executive terminates his or her employment for good reason during that period, the executive will be entitled to not less than 2.99 times the sum of annual base salary and the bonus that would have been earned assuming that we achieved 100% of the criteria for a bonus payment during the year of termination, plus continued health insurance benefits and outplacement services.
Compensation Committee Interlocks and Insider Participation
Members of the Executive Development and Compensation Committee have never served as our officers or employees or officers or employees of any of our subsidiaries. During the last fiscal year, none of our executive officers served on the Board of Directors or Compensation Committee of any other entity whose officers served either on our Board of Directors or our Executive Development and Compensation Committee.
Report of the Executive Development and Compensation Committee of the Board of Directors on Executive Compensation
Executive Compensation Philosophy. Paxar’s executive compensation philosophy emphasizes three guiding principles. First, we provide a competitive executive compensation package that enables us to attract, motivate and retain talented executives. Second, for 2006, we based a major portion of the annual cash compensation of each executive at corporate headquarters on earnings-per-share and for the unit presidents on a combination of earnings-per-share, sales, operating income and the results of the group or unit for which the executive is primarily responsible. Third, we aligned the financial interests of executives with long-term total shareholder return through stock awards and performance awards based on the value of Paxar’s stock. At its meetings on January 26, 2006 and March 3, 2006, the Committee reviewed and discussed reports from its consultant, a leading executive compensation firm, analyzing and comparing competitive compensation levels and equity programs at comparable companies and in related industries. The Committee thoroughly evaluated that information and the recommendations from management before agreeing on the executive compensation program for 2006.
The executive compensation program has three major components: base salaries, annual incentives, and long-term incentives.
Base Salaries. Executive officers receive base salaries as compensation for their job performance, abilities, knowledge, and experience. The base salary of Arthur Hershaft is determined under the terms of his October 1, 2004 Employment Agreement with us. The base salary of our CEO, Rob van der Merwe was established in his April 12, 2005 offer letter. Apart from any contractual commitments, we intend to maintain executive base salaries at competitive levels in the marketplace for comparable executive positions and to continue to place more emphasis on the incentive portion of executive compensation, thereby linking individual compensation to Company performance. Normally, we review base salaries annually and determine changes based upon an executive’s contribution to corporate performance and competitive market conditions.
Annual Incentive Compensation. We have an annual incentive compensation program based upon corporate performance criteria in addition to the base salaries paid to executive officers. This year, the program is incorporated into the 2006 Incentive Compensation Plan that we are asking stockholders to approve at their meeting on May 4, 2006. The measurement for senior corporate executives in 2005 was weighted on Sales, Operating Income and earnings-per-share and, in the case of corporate staff, a personal business objectives measurement. For 2006, the plan we adopted will again measure senior business unit executives on various combinations of Sales, Operating Income, earnings-per-share and business objectives. Executives on the corporate staff will again be measured on earnings-per-share and achieving business objectives.
Long-Term Incentives. For 2006 and the future, our Committee and the Board of Directors believe that the Paxar 2000 Long-Term Performance and Incentive Plan and the 2006 Incentive Compensation Plan, if the latter is approved by stockholders, will continue to provide excellent vehicles for rewarding performance by our executives and retaining their services for the future, using both stock awards and performance shares. The stock and stock-based awards made under both Plans are measured against various quantitative and qualitative targets, including return on invested capital and earnings-per-share, and should qualify as “performance based” for compliance with Section 162(m) of the Internal Revenue Code, which otherwise limits deductibility of compensation

Signed:	Leo Benatar, Chairman
James C. McGroddy
David E. McKinney
Roger M. Widmann

PERFORMANCE GRAPH
The following graph compares on a cumulative basis the yearly percentage change, assuming dividend reinvestment, over the last five fiscal years, in the total shareholder return on our common stock compared with (a) the total return on the Russell 2000 Index and (b) the total return on the Standard & Poor’s SmallCap 600 Index. The Russell 2000 is a small capitalization index. The average market capitalization of companies included in the Russell 2000 is approximately $1.23 billion. The S&P 600 is a capitalization-weighted index of 600 domestic stocks chosen for market size, liquidity and industry representation, initiated in 1994. In 2005, the average market capitalization of the 10 largest companies in the S&P 600 was $3.2 billion, and for the 10 smallest the weighted average market value was approximately $100 million. We are one of the constituent companies of the S&P 600.
The following graph assumes that $100 had been invested in each of Paxar Corporation, the Russell 2000 and the S&P 600 on December 31, 2000.
5-YEAR CUMULATIVE TOTAL RETURN
COMPARISON AMONG PAXAR CORPORATION,
RUSSELL 2000 AND S&P 600 INDEX
TOTAL SHAREHOLDER RETURNS
ASSUMES $100 INVESTED ON DECEMBER 31, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR END DECEMBER 31
The immediately preceding sections entitled “Report of the Executive Development and Compensation Committee” and “Performance Graph” do not constitute soliciting material for purposes of SEC Rule 14a-9, will not be deemed to have been filed with the SEC for purposes of Section 18 of the Securities Exchange Act of 1934, and are not to be incorporated by reference into any other filing that we make with the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We agreed to pay Victor Hershaft a supplemental retirement benefit (“SRB”) equal to 60% of the average of his highest three years’ compensation from 1996 through 2001 when he reached age 65 in 2009. Pursuant to an option in the Agreement, Mr. Hershaft elected to have payments begin in 2002, subject to a 3% per year reduction in the percentage benefit. Accordingly, we are paying him $266,652 annually. We have also agreed to pay Mr. Hershaft’s spouse a retirement benefit equal to 50% of his SRB, if he predeceases her. If there is a change of control of Paxar, Mr. Hershaft will have the right to require us to establish an irrevocable trust for the purpose of paying his SRB, and we will make an irrevocable contribution to the trust in an amount sufficient to pay the SRB to him and his spouse.
We have been leasing a plant in Sayre, Pennsylvania from Arthur Hershaft and other Hershaft family members, including heirs and estates, for more than 50 years. The lease expired at the end of 1998, and we continued to occupy and use the facilities at an annual rent of $108,000. After several rounds of negotiations, the Lessors agreed in September 2004 to amend the lease agreement and increase the rent to $120,000, retroactive to January 1, 2002 (approximately $3 per square foot), with termination provisions. The Audit Committee reviewed and approved the revised terms of the lease and has determined that the terms are no less favorable than terms obtainable from non-affiliated persons. The Audit Committee also concluded that this long-standing situation does not create any conflict of interest and is consistent with our Code of Business Conduct.
The law firm of Snow Becker Krauss P.C., of which Jack Becker is a principal, serves as our principal outside counsel.
We renewed our Directors and Officers Liability Insurance from St. Paul Mercury Insurance Company for the period from October 1, 2005 to October 1, 2006 at an annual premium of $287,000. The policy insures us and our Directors and officers in accordance with the indemnification provisions of the New York Business Corporation Law.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1.

INDEPENDENT ACCOUNTANTS
On August 6, 2003, our Audit Committee retained Ernst & Young LLP (“E&Y”) to act as our independent public accountants to audit and certify our financial statements for the year ending December 31, 2003. The Committee retained E&Y for the years ending December 31, 2004 and December 31, 2005, expects to retain E&Y for the year ending December 31, 2006, as well.
All fees, whether audit, audit-related, tax or other, require the prior review and approval of our Audit Committee. Representatives of E&Y are expected to be present at the Annual Shareholders’ Meeting. E&Y may make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.
Fees Paid to Independent Accountants:

	2005		2004

AUDIT FEES(a)	$3,076,808		$3,063,450
AUDIT-RELATED FEES	$37,300	(b)	$177,000	(c)
TAX FEES(d)	$206,000		$266,100
ALL OTHER FEES	None		None

(a)	Includes payment to reimburse out-of-pocket expenses of $76,808 in 2005 and $100,450 in 2004.

(b)	Consisted primarily of an audit of our 401(k) plan.

(c)	Consisted primarily of resolution of balance sheet presentation issues.

(d)	Consisted primarily of a review of our U.S. tax return, preparation assistance outside the United States, and tax planning related to our operations in over 35 countries.
The Audit Committee’s policy is that audit and non-audit related services to be performed by our independent auditors require the prior review and approval of our Audit Committee.

PROPOSAL 2:	APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR PAXAR’S 2006 INCENTIVE COMPENSATION PLAN.
On January 26, 2006, the Executive Development and Compensation Committee (the “Committee”) of the Board of Directors adopted, and the Board of Directors approved, the Paxar 2006 Incentive Compensation Plan (the “2006 Plan”). The 2006 Plan is intended to attract and retain executives who can make significant contributions to the Company’s success by providing them with incentives and financial rewards. The 2006 Plan is designed to permit payments under it to be treated as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and thereby exempt from deduction limitations. Section 162(m) requires that the 2006 Plan be approved by stockholders.
The 2006 Plan will be administered by the Committee. Employees eligible to participate are the Chief Executive Officer and other executives selected by the Committee. The Committee will determine the terms, conditions and form of payment of awards. Prior to making any payment under the 2006 Plan, the Committee must certify the amount of the Incentive Award for each participant for the Performance Period. Each Performance Period will be the Company’s fiscal (or calendar) year, unless the Committee establishes a different period, which in no event may be longer than 5 years. The Committee will designate one or more Performance Periods within the earlier of (i) 90 days after the beginning of each fiscal year of the Company or (ii) the expiration of 25% of the Performance Period.
“Operating Income” under the 2006 Plan is defined as income from ongoing operations before deduction of interest payments and income taxes, as reported in our income statement for the applicable Performance Period and prior to accrual of awards payable under the 2006 Plan. Adjustments to Operating Income for purposes of the 2006 Plan will be made to eliminate the effects of restructurings, discontinued operations, extraordinary and other unusual or non-recurring items, as well as the cumulative effect of accounting changes.
The maximum incentive award payable under the Plan is equal to 1.5% of Operating Income for the Chief Executive Officer for each year of a Performance Period. For each other participant, the maximum incentive award is equal to 0.75% of Operating Income for each year of a Performance Period. The amount of the award payable may be proportionately reduced to reflect a participant’s period of employment during a Performance Period for a person who becomes or ceases to be a participant during the Performance Period. The Committee will determine the amount of the award actually payable to a participant and whether awards are payable in cash, in shares of common stock or in any combination thereof. Shares awarded will be issued under the terms of the 2000 Long-Term Performance and Incentive Plan (or comparable successor stock plan). Payment will be made no later than the fifteenth day of the third month following the end of the fiscal year in which the applicable Performance Period ends. The Board may at any time amend, terminate or suspend the 2006 Plan, subject to stockholder approval if required by applicable law, including Section 162(m). Payments made under the 2006 Plan will be taxable to the recipients thereof as ordinary income when paid and the Company will generally be entitled to a Federal income tax deduction in the calendar year for which the amount is paid. If shares are awarded, the Committee may withhold shares in an amount equal to applicable income taxes on the award and issue the net shares to the participant.
New Plan Benefits
The amount payable to a participant for 2006 and future years under the 2006 Plan if the Plan is approved by Shareholders is not determinable, nor is the amount that would have been paid in 2005 had the Plan been in effect determinable, because the amount is dependent on operating income and the discretion of the Compensation Committee. The annual cash bonuses paid to the Named Executive Officers for the 2005 fiscal year are set forth in the bonus column of the Summary Compensation Table on page 13. Although the Committee has selected the Chief Executive Officer and other participants for the initial Performance Period (2006), neither the Incentive Award nor any other bonus awards will be payable under the 2006 Plan for that Performance Period or any future Performance Period if the 2006 Plan is not approved by Shareholders.
The terms of the Plan are set forth in Appendix A.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires our Directors and officers and persons who own more than 10 percent of any class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and persons who own more than 10 percent of our equity securities are required by regulation to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of those reports we have received, or written representations that no other reports were required for those persons, we are not aware of any failures to file reports or report transactions in a timely manner during the fiscal year ended December 31, 2005.
CODE OF ETHICS
The Company adopted its Code of Business Ethics in 1998 and, subject to minor modifications and updating, it remains essentially unchanged in principal. The Code applies to the members of the Board of Directors as well as to Chief Executive Officer, the Chief Financial Officer, the Controller and all other Paxar employees. There were no waivers of the Code during 2005 for any executive officer or Director of the Company. In addition, members of the financial organization, the Chief Executive Officer and the Chief Financial Officer are subject to Paxar’s Code of Business Ethics for Financial Executives. Both documents may be found on Paxar’s website, www.paxar.com. Shareholders can obtain copies by writing to our Secretary, Robert S. Stone, 105 Corporate Park Drive, White Plains, New York 10604.
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
If you wish to submit proposals for possible inclusion in the Proxy Statement intended for our 2007 Annual Meeting of Shareholders, we must receive them no later than December 11, 2006 in order for them to be included in the Proxy Statement and form of proxy relating to that Annual Meeting. Proposals should be mailed to Paxar Corporation, to the attention of our Secretary, Robert S. Stone, 105 Corporate Park Drive, White Plains, New York 10604. In addition, nominations for Directors, and other business to be properly brought before the 2007 Annual Meeting of Shareholders, must be received by February 23, 2007.
AVAILABILITY OF INFORMATION
If you own our common stock, you can obtain copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC, including the financial statements, without charge, by writing to Mr. Robert S. Stone, Secretary, Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604. You can also access the 2005 Form 10-K on our Web site at www.paxar.com by clicking on “About Us”, “Investor Relations” and then on “SEC Filings”. The 10-K can also be found on the SEC’s website at www.sec.gov. We published the Charters of our Standing Committees and our Corporate Governance Guidelines in our 2003 Proxy Statement and published updates to the Audit

Committee’s Charter in the 2005 Proxy Statement. The current versions of these documents are posted on our Web site and may be accessed as indicated above by clicking on Corporate Governance. Stockholders may obtain copies by writing to Mr. Stone, as directed above.
By Order of the Board of Directors
Robert S. Stone, Secretary
White Plains, New York
April 4, 2006

Appendix A
PAXAR CORPORATION
2006 INCENTIVE COMPENSATION PLAN
adopted pursuant to the
PAXAR 2000 LONG-TERM PERFORMANCE AND INCENTIVE PLAN
Pursuant to Section 6 of the Paxar 2000 Long-Term Performance and Incentive Plan (“the 2000 Plan”), Paxar Corporation hereby establishes and adopts the 2006 Incentive Compensation Plan (the “2006 Plan”) to provide incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

1.	OBJECTIVES OF THE PLAN
The objectives of the 2006 Plan (hereinafter, “the Plan”) are to advance the interests of the Company and its stockholders by providing participants in the Plan with a proprietary interest in the growth and performance of the Company and attract, motivate and retain selected employees of the Company who can make significant contributions to the Company’s success

2.	DEFINITIONS
“Award” shall mean any amount granted to a Participant under the Plan.
“Board” shall mean the Board of Directors of the Company.
“Code” shall mean the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and any successor thereto.
“Committee” shall mean the Executive Development and Compensation Committee of the Board or any other Committee or subcommittee designated by the Board to administer the Plan whose membership meets the requirements of Section 162(m) of the Code.
“Incentive Award” shall mean an amount equal to 1.5%, in the case of the Company’s Chief Executive Officer, and 0.75%, in the case of each other Participant, of the Company’s Operating Income for each year of a given Performance Period.
“Operating Income” shall mean the Company’s income from ongoing operations (excluding income on investments and foreign currency gains) on a consolidated basis, before deduction of interest payments and income taxes, as reported in the Company’s income statement for the applicable Performance Period, prior to accrual of any amounts for payment under this Plan for the Performance Period. Operating Income shall be adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s filings with the U.S. Securities and Exchange Commission.
“Participant” shall mean the Company’s Chief Executive Officer and each other employee of the Company selected by the Committee pursuant to Section 4.1 to participate in this Plan.

“Performance Period” shall mean the Company’s fiscal year or such other period that the Committee, in its sole discretion, may establish, provided no Performance Period shall be more than five years in length.

3.	ELIGIBILITY AND ADMINISTRATION
3.1      Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other employee of the Company selected by the Committee to participate (each, a “Participant”).
3.2      Administration and the Code. The Plan shall be administered by the Committee in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of Awards, unless otherwise determined by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award; (iii) determine the time when Awards will be granted and paid and the Performance Period to which they relate; (iv) affirm the Incentive Award formula for each Participant in respect of each Performance Period and certify the calculation of Operating Income and the amount of the Incentive Award payable to each Participant in respect of each Performance Period; (v) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

4.	AWARDS
4.1.      Performance Period. Not later than the earlier of (i) 90 days after the commencement of each fiscal year of the Company and (ii) the expiration of 25% of the Performance Period, the Committee shall, in writing, designate one or more Performance Periods, determine the Participants for such Performance Periods and affirm the applicability of the Plan’s formula for determining the Incentive Award for each Participant for such Performance Period(s).
4.2.      Certification. At such time as it shall determine appropriate following the conclusion of each Performance Period, the Committee shall certify, in writing, the amount of the Incentive Award for each Participant for such Performance Period.
4.3.      Payment of Awards. The selection of Participants to whom Awards shall actually be paid and the amount of the Award actually paid to a Participant shall be such amount as determined by the Committee in its sole discretion, provided that the actual Award shall not exceed the Incentive Award with respect to such Participant. The actual amount of the Award determined by the Committee for a Performance Period shall be paid in cash or shares of the Company to each Participant at such time as determined by the Committee in its sole discretion following the end of the applicable Performance Period.
4.4.      Commencement or Termination of Employment. If a person becomes a Participant during a Performance Period (whether through promotion or commencement of employment) or if a person who otherwise would have been a Participant dies, retires or is disabled (i.e., develops a physical or mental condition that in the opinion of the Committee renders the Participant incapable of continuing to be an employee of the Company) or if the person’s employment is otherwise terminated, during a Performance Period (except for cause, as determined by the Committee in its sole discretion), the Award payable to such a Participant may, in the discretion of the Committee, be proportionately reduced based on the period of actual employment during the applicable Performance Period.

5.	MISCELLANEOUS
5.1      Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code. No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted.
5.2      Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld and withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes.
5.3      Right of Discharge Reserved; Claims to Awards. Nothing in this Plan shall provide any Participant a right to receive any Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or affect any right that the Company may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of the termination of employment of any Participant. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.
5.4      Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

5.6      Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York.
5.7      Effective Date of Plan. The Plan shall be effective on the date of the approval of the Plan by stockholders at the 2006 Annual Meeting of the Company. The Plan shall be null and void unless and until approved by stockholders.
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